Exhibit 10.1

FREQUENCY THERAPEUTICS, INC.

SEPARATION AGREEMENT

This Separation Agreement (the “Separation Agreement”) is made by and between Peter P. Pfreundschuh (“Executive”) and Frequency Therapeutics, Inc. (the “Company”), collectively referred to as the “Parties,” as of March 31, 2022.

RECITALS

WHEREAS, Executive was employed on a full-time basis by the Company as Chief Financial Officer pursuant to the terms of an offer letter dated November 24, 2020 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company ended or will end effective as of March 31, 2022 (“Separation Date”);

WHEREAS, the Parties, and each of them, wish to set forth the terms of Executive’s separation from the Company and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive or the Company may have against each other.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Separation Benefits.

(a) As consideration for the Executive’s execution of, non-revocation of, and compliance with this Separation Agreement, including Executive’s waiver and release of claims in Section 5, the Company agrees to provide the following benefits to Executive: (w) the Company shall continue to pay Executive’s base salary, less all applicable withholding taxes and authorized deductions, for a period of twelve (12) months following the Separation Date (the “Severance Period”), (x) should Executive timely elect and be eligible to continue receiving group medical and dental coverage pursuant to COBRA, and so long as the Company can provide such benefit without violating the non-discrimination requirements of the law, the Company will pay the portion of the premium for such coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage, such payment to be made for coverage from the Separation Date through the earliest of (1) the end of the Severance Period, (2) the date Executive is no longer eligible for COBRA coverage or (3) the date Executive becomes eligible for healthcare coverage from a subsequent employer (and Executive agree to promptly notify the Company of such eligibility), (y) Executive (or his personal representative or estate) will receive a lump sum payment, less applicable withholdings, equal to 100% of his annual bonus opportunity on Executive’s actual Separation Date, and (z) Executive (or his personal representative or estate) will receive a lump sum payment equal to $20,000 after applicable taxes and withholdings to cover relocation expenses. For purpose of clarity, the payments under (y) and (z) will be paid no later than the first Company payroll date following the Effective Date as defined in Section 8, below.

(b) If the Separation Agreement does not become effective and irrevocable by the sixtieth (60th) day following the Separation Date (the “Release Deadline”), Executive will forfeit any right to any severance payments or benefits under this Separation Agreement. Any severance payments that would otherwise have been due to Executive prior to the Separation Agreement becoming effective and irrevocable will be paid to Executive no later than the first Company payroll date on or following the Effective Date, and the remaining payments will be made as provided in this Separation Agreement.

2. Salary & Other Compensation Acknowledgements; Unpaid Reimbursements.

(a) Executive acknowledges and represents that the Company has paid Executive all salary, wages, bonuses, commissions and any and all other compensation and benefits (in cash, equity or otherwise) due to Executive through the date hereof, except for earned but unpaid base salary, and Executive’s outstanding Equity Awards as set forth on Exhibit A, which will continue to be governed by their applicable terms following the date hereof.

(b) Executive will receive payment for all due expense reimbursements, and all other benefit entitlements vested and non-forfeitable as of the Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company. To the extent that Executive continues to have account balances in any such plans after the Separation Date, Executive shall be entitled to receive the value of those account balances to be paid or otherwise distributed in accordance with the terms and conditions of such plans and applicable elections made by Executive with respect thereto.

3. Return of Company Property. As part of Executive’s existing and continuing obligation to the Company, Executive agrees that as of the Separation Date, Executive will return to the Company, all Company information, including files, records, computer access codes and instruction manuals, as well as any Company assets or equipment that Executive has in his possession or under his control. Executive further agrees not to keep any copies of Company information. Executive confirms that as of the Separation Date he will return to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, Company vehicles and any other Company-owned property in Executive’s possession or control and will leave intact all electronic Company documents, including, but not limited to, those that Executive developed or helped to develop during his employment. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

4. No Complaints Filed. Executive represents that Executive has not filed complaints, charges or lawsuits against the Company with any governmental agency or court.

5. Release of Claims.

(a) Release by Executive. Executive hereby fully, forever, irrevocably and unconditionally releases and discharges the Company, its current and former officers, directors, stockholders, corporate affiliates, subsidiaries, insurers, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter the “Company Released Parties”) from any and all claims, charges, complaints, demands, causes of action, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against the Company Released Parties, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, the Americans With Disabilities Act of 1990 (the “ADA”), 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., amended, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, claims of failure to accommodate or failure to engage in the interactive process under the ADA and the Massachusetts Fair Employment Practices Act, and all federal, state or local law claims, whether statutory or common law, including but not limited to claims under the Massachusetts Wage Act, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, including, but not limited to, any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above, and claims for wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, fraud, personal injury, and emotional distress; provided, however, that nothing in this Separation Agreement prevents Executive from bringing any claims relating to the validity of this Separation Agreement, or from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency or from bringing any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) that may arise after the date this Separation Agreement is signed. The only exceptions to this release are any claim(s) Executive may have for:

(i)	unemployment benefits pursuant to the terms of applicable law (to the extent available to Executive under applicable law);

(ii)

continued participation in certain of the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA,” if applicable, and/or any applicable state law counterpart to COBRA;

(iii)	any benefit entitlements vested as of the Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company;

(iv)	indemnification protection under the Company’s Certificate of Incorporation or Bylaws, pursuant to contract or applicable law; and

(v)	any claims that, as a matter of applicable law, are not waivable.

(b) Release by Company. Company hereby fully, forever, irrevocably and unconditionally releases and discharges Executive (hereinafter the “Executive Released Party” and, together with the Company Released Parties, the “Released Parties”) from any and all claims, charges, complaints, demands, causes of action, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Company ever had or now has against the Executive Released Party; provided, however, that nothing in this Separation Agreement prevents Company from bringing any claims relating to the validity of this Separation Agreement or any claims that arise from conduct that occurs after the Separation Date.

6. Waiver of Unknown Claims. Each party understands and agrees that the claims released in Section 5 above include not only claims presently known, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 5. Each party understands that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected this Separation Agreement, but each party nevertheless waives any claims or rights based on different or additional facts.

7. Confidential Information, Non-Competition and Non-Solicitation. Executive acknowledges and reaffirms his obligation to keep confidential all non-public information concerning the Company that Executive acquired during the course of his employment with the Company, as stated more fully in the Employee Proprietary Information and Inventions Assignment Agreement between Executive and the Company dated December 1, 2020 (“Confidentiality Agreement”), which remains in full force and effect. Executive affirms his obligation to keep all Company information confidential and not to disclose it to any third party in the future. The Confidentiality Agreement is incorporated herein by this reference, and Executive agrees to continue to be bound by the terms of that Confidentiality Agreement during and following his service relationship with the Company, to the fullest extent allowed by applicable law. Executive and the Company also agree that the consideration set forth herein is fair and reasonable consideration independent from Executive’s employment and that the restrictive covenants of Section 6 of the Confidentiality Agreement shall continue to apply to Executive during and after the Separation Date but that no additional payment under Section 6.1(c) therein shall be required to be made by the Company to enforce its rights under such agreement.

8. Acknowledgments and Right to Revoke. Executive acknowledges that he has been given twenty-one (21) days after receipt of this Separation Agreement to consider this Separation Agreement. By signing this Separation Agreement, Executive acknowledges that he was offered a period of at least twenty-one (21) days to consider the terms of this Separation Agreement but, to the extent not taken, Executive chooses to waive this consideration period. If Executive does not accept this Separation Agreement within that time, it will become null and void. Executive is advised to consult with an attorney prior to executing this Separation Agreement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Separation Agreement with his private attorney, that he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Separation Agreement, and that he is voluntarily entering into this Separation Agreement. Executive understands and agrees that the waiver of rights contained in this Separation Agreement is only an exchange for the consideration specified herein, and that he would not otherwise be entitled to such consideration. Once Executive has signed the Separation Agreement, Executive can revoke his acceptance within seven (7) days by so notifying the Company’s Chief People Officer, 75 Hayden Avenue, Lexington, MA 02421. This Separation Agreement will become effective on the eighth day following Executive signing it (the “Effective Date”).

9. Amendment. This Separation Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.

10. Binding Agreement. This Separation Agreement is binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, agents, successors and assigns.

11. Waiver of Rights. No delay or omission by the Company in exercising any right under this Separation Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12. Severability. If any provision in this Separation Agreement is for any reason held to be unenforceable, it shall not affect the enforceability of the remaining provisions and the remaining provisions shall be enforced to the extent permitted by law.

13. Nature of Agreement. Executive understands and agrees that this Separation Agreement is not intended, nor should it be construed at any time, to be an admission of liability or wrongdoing on the part of the Company.

14. Protected Activity Not Prohibited: Nothing in this Separation Agreement or any other prior agreement between Executive and the Company (collectively, the “Subject Documents”) prevents Executive from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in any Subject Document: (a) Executive shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

15. Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Separation Agreement, and that Executive fully understands the meaning and intent of this Separation Agreement. Executive further states and represents that he has carefully read this Separation Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

16. Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Company Released Parties, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Company Released Parties. Company agrees to refrain from any disparagement, defamation, libel, or slander of the Executive Released Party, and agrees to refrain from any tortious interference with the contracts and relationships of the Executive Released Party. Company agrees that in response to any inquiry from a prospective employer regarding the circumstances of Executive’s departure, the Company shall state that the Executive’s employment was not terminated for cause, and that the Company and Executive separated under good circumstances.

17. Applicable Law. This Separation Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

18. Attorneys’ Fees. In the event of any dispute concerning this Separation Agreement, the prevailing party will be entitled to recover its attorneys’ fees and costs, in addition to any other relief to which such party may be entitled.

19. Taxes. All payments made pursuant to this Agreement will be subject to any applicable tax withholdings. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.

20. Entire Agreement. This Separation Agreement contains and constitutes the entire understanding and agreement between the Parties with respect to Executive’s severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Separation Agreement and Executive’s relationship with the Company including without limitation the Employment Agreement, but with the exception of the Confidentiality Agreement and the Company’s 2019 Incentive Award Plan. This Separation Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement on the respective dates set forth below.

FREQUENCY THERAPEUTICS, INC.

By	/s/ David L. Lucchino

David L. Lucchino
President and Chief Executive Officer Frequency Therapeutics, Inc.

Dated:	March 31, 2022

By	/s/ Peter P. Pfreundschuh

Peter P. Pfreundschuh, an individual

Dated:	March 31, 2022

EXHIBIT A

EXECUTIVE EQUITY AWARDS

Equity Award Type	Grant Date	Plan Name (1)	Number of Shares Subject to Equity Award at Grant (2)	Per Share Exercise Price	Number of Underlying Vested and Unexercised (Exercisable) Shares as of Separation Date	Number of Underlying Unvested shares as of Separation Date
Option	12/02/2020	2019	230,000	$27.30	71,874	158,126
Option	01/15/2021	2019	10,000	35.85	2,916	7,084.000
RSU	04/20/2021	2019	30,000	N/A	0	15,000
RSU	02/17/2022	2019	150,000	N/A	0	150,000
			420,000		74,790	330,210

(1)	“2019” refers to the Company’s 2019 Incentive Award Plan.
(2)	Indicates target number of Shares that were underlying the Equity Award at grant.